Filed Pursuant to Rule 433

Registration No. 333-202524

March 7, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.

Buffered Accelerated Market Participation

SecuritiesTM (“Buffered AMPS”)

▶	This free writing prospectus relates to two separate offerings:
-	Buffered AMPSTM linked to the common stock of Apple Inc.
-	Buffered AMPSTM linked to the common stock of Facebook, Inc.
▶	Maturity of approximately two years
▶	1.5x exposure to any positive return of the relevant reference stock, subject to a maximum return (to be determined on the Pricing Date)
▶	Protection from at least the first 15% of any losses of the relevant reference stock
▶	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation SecuritiesTM (“Buffered AMPS” or, each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $955 and $985 per security, for each of the securities, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security / Total linked to AAPL	$1,000 /
Per security / Total linked to FB	$1,000 /

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.55% and referral fees of up to 0.80% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 0.80% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM

(Buffered AMPS)

Apple Inc.

Facebook, Inc.

This free writing prospectus relates to two separate offerings of Buffered AMPSTM by HSBC USA Inc., each linked to the performance of a different Reference Stock as indicated below.

Reference Stock	Ticker	Maximum Cap[1]	CUSIP
Apple Inc. (“AAPL”)	AAPL	At least 30.00%	40433UJW7
Facebook, Inc. (“FB”)	FB	At least 29.00%	40433UJX5

1 Expected. The actual Maximum Cap with respect to each offering will be determined on the Pricing Date.

Indicative Terms*

Principal Amount	$1,000 per security
Term	2 years
Upside Participation Rate	150% (1.5x) exposure to any positive Reference Return, subject to the relevant Maximum Cap
Buffer Price	With respect to each offering, -15%
Payment at Maturity per Security

If the relevant Reference Return is greater than zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return x Upside Participation Rate); and

b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Price:

$1,000 (zero return).

If the relevant Reference Return is less than the Buffer Price:

$1,000 + ($1,000 × (Reference Return + 15%)). For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you will lose up to 85% of your investment.

Reference Return	Final Price – Initial Price Initial Price
Initial Price	See page FWP-5
Final Price	See page FWP-5
Pricing Date	March 28, 2016
Trade Date	March 28, 2016
Original Issue Date	March 31, 2016
Final Valuation Date	March 27, 2018
Maturity Date	April 2, 2018

* As more fully described beginning on page FWP-4.

The Buffered AMPSTM

For investors who seek exposure to the Reference Stock and who believe the Reference Stock will appreciate over the term of the Buffered AMPS, the Buffered AMPS provide an opportunity for enhanced returns (subject to a Maximum Cap). If the Reference Return is below the Buffer Price, then the Buffered AMPS are subject to 1:1 exposure to any potential decline of the relevant Reference Stock beyond -15%.

If the relevant Reference Stock appreciates over the term of the securities, you will realize 150% (1x) of the relevant Reference Stock appreciation up to the relevant Maximum Cap. If the relevant Reference Stock declines, you will lose 1% of your investment for every 1% decline in the relevant Reference Stock beyond the -15% Buffer Price.

The offering period for the Buffered AMPS is through March 28, 2016

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 150% (1.5x) Upside Participation Rate and assuming a 29.00% Maximum Cap and a Buffer Price of -15%. The actual Maximum Cap with respect to your Buffered AMPS will be determined on the Pricing Date.

Information About Each Reference Stock

Apple Inc.	Facebook, Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals and networking solutions. The company sells its products through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers.

Facebook, Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos.

For further information on each Reference Stock, please see “Description of the Reference Stocks” beginning on page FWP-14. We have derived all disclosure regarding the Reference Stocks from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Stocks.

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HSBC USA Inc. Buffered Accelerated Market Participation SecuritiesTM (Buffered AMPS)

Apple Inc.

Facebook, Inc.

This free writing prospectus relates to two offerings of Buffered Accelerated Market Participation Securities. Each of the two securities will have the respective terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and underlying supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the relevant Reference Return is less than the Buffer Value, lose up to 85% of your principal.

This free writing prospectus relates to multiple offerings of securities, each linked to the performance of a specific Reference Stock (each, a “Reference Stock”). Each of the securities will have the Maximum Cap and Buffer Price indicated in the table below. The performance of each of the securities does not depend on the performance of any of the other security. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Stock, as described below. The following key terms relate to the offerings of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Stock:	The relevant Reference Stock, as indicated below

Reference Stock	Ticker	Upside Participation Rate	Maximum Cap[1]	Buffer Price	CUSIP/ISIN
Apple Inc. (“AAPL”)	AAPL	150%	At least 30.00%	-15%	40433UJW7 / US40433UJW71
Facebook, Inc. (“FB”)	FB	150%	At least 29.00%	-15%	40433UJX5 / US40433UJX54

[1] Expected with respect to each offering of securities. The actual Maximum Cap for each offering of securities will be determined on the Pricing Date.

Trade Date:	March 28, 2016
Pricing Date:	March 28, 2016
Original Issue Date:	March 31, 2016
Final Valuation Date:	March 27, 2018, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be April 2, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the Stock-Linked Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Final Settlement Value:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return x Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap*).

*To be determined on the Pricing Date.

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Price, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the relevant Reference Return is less than the Buffer Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Reference Return + 15%)).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Price. For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you will lose up to 85% of your investment.

Initial Price:	The Official Closing Price of the relevant Reference Stock on the Pricing Date.

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Final Price:	The Official Closing Price of such Reference Stock on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Stock on any scheduled trading day as determined by the calculation agent based upon the price displayed on the relevant Bloomberg Professional® service page (with respect to AAPL, “AAPL <EQUITY>” and with respect FB, “FB <EQUITY>”, or, for each Reference Stock, any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to two separate offerings of securities, each linked to a different Reference Stock. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Stock. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each offering of securities relates to a Reference Stock, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Stock or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-1 of the prospectus supplement and page S-2 of the Stock-Linked Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return x Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap*).

*To be determined on the Pricing Date.

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Price, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the relevant Reference Return is less than the Buffer Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Reference Return + 15%)).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Price. For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the relevant Reference Return is less than the Buffer Price, you will lose up to 85% of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the potential positive performance of the relevant Reference Stock and you believe the price of such Reference Stock will increase over the term of the securities.

▶	You are willing to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity. The actual Maximum Cap for each offering of securities will be determined on the Pricing Date.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is less than the applicable Buffer Price.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of the relevant Reference Stock.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe the relevant Reference Return will be negative on the Final Valuation Date or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity. The actual Maximum Cap for each offering of securities will be determined on the Pricing Date.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is less than the applicable Buffer Price.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the relevant Reference Stock.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-2 of the Stock-Linked Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Price from the Initial Price beyond the applicable Buffer Price. Accordingly, if the relevant Reference Return is less than -15%, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose up to 85% of your investment at maturity if the relevant Reference Return is less than the Buffer Price.

The appreciation on the securities is limited by the relevant Maximum Cap.

You will not participate in any appreciation in the price of the relevant Reference Stock (as multiplied by the Upside Participation Rate) beyond the relevant Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will be at least 30.00% with respect to the securities linked to the common stock of AAPL, and will be at least 29.00% with respect to the securities linked to the common stock of FB. You will not receive a return on the securities greater than the relevant Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Owning the securities is not the same as owning the relevant Reference Stock.

The return on your securities may not reflect the return you would realize if you actually owned the relevant Reference Stock. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the relevant Reference Stock.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may

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be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The Common Stock of Facebook, Inc. Has Limited Historical Information.

Facebook, Inc. commenced trading on May 17, 2012. Because this Reference Stock has limited trading history, your investment in the relevant Notes may involve greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

The amount payable on the securities is not linked to the price of relevant Reference Stock at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Stock on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stock increases prior to the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity will be less, and

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may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Stock prior to such decrease. Although the actual price of the Reference Stock on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Stock on the Final Valuation Date.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Reference Stock relative to its Initial Price. We cannot predict the Final Price of the relevant Reference Stock. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Reference Stock to which your securities are linked or the return on your securities. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Upside Participation Rate:	150%

▶	Buffer Price:	-15%

▶	Hypothetical Maximum Cap:	29.00% (The actual Maximum Cap for each offering of securities will be determined on the Pricing Date and will be at least 30.00% with respect to the securities linked to the common stock of AAPL and will be at least 29.00% with respect to the securities linked to the common stock of FB).

Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
100.00%	$1,290.00	29.00%
80.00%	$1,290.00	29.00%
60.00%	$1,290.00	29.00%
40.00%	$1,290.00	29.00%
30.00%	$1,290.00	29.00%
20.00%	$1,290.00	29.00%
19.33%	$1,290.00	29.00%
10.00%	$1,150.00	15.00%
5.00%	$1,075.00	7.50%
2.00%	$1,030.00	3.00%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$950.00	-5.00%
-30.00%	$850.00	-15.00%
-40.00%	$750.00	-25.00%
-60.00%	$550.00	-45.00%
-80.00%	$350.00	-65.00%
-100.00%	$150.00	-85.00%

FWP-12

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The relevant Reference Return is 2.00%.

Reference Return:	2.00%
Final Settlement Value:	$1,030.00

Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,030.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return x Upside Participation Rate)

= $1,000 + ($1,000 × 2.00% x 150%)

= $1,030.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the relevant Reference Return multiplied by 150% when such Reference Return is positive and, as multiplied by the Upside Participation Rate, equal to or less than the relevant Maximum Cap.

Example 2: The relevant Reference Return is 50.00%.

Reference Return:	50.00%
Final Settlement Value:	$1,290.00

Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,290.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 29.00%)

= $1,290.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the relevant Reference Return is positive and such Reference Return multiplied by 150% exceeds the relevant Maximum Cap.

Example 3: The relevant Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the relevant Reference Return is less than zero but greater than the Buffer Price of -15%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows that you will receive the return of your principal investment where the price of the relevant Reference Stock declines by no more than the amount represented by the applicable Buffer Price over the term of the securities.

Example 4: The relevant Reference Return is -30.00%.

Reference Return:	-30.00%
Final Settlement Value:	$850.00

Because the relevant Reference Return is less than the Buffer Price of -15%, the Final Settlement Value would be $850.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Reference Return + 15%))

= $1,000 + ($1,000 × (-30.00% + 15%))

= $850.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Stock beyond the Buffer Price of -15%. YOU MAY LOSE UP TO 85% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

FWP-13

Description of the Reference Stocks

Apple Inc. (AAPL)

Description of Apple Inc.

Apple Inc. has stated in its filings with the SEC that it designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals and networking solutions. The company sells its products through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers. Information filed by AAPL with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030 or its CIK Code: 320193.

Historical Performance of Apple Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through March 4, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$28.30	$17.02	$20.50	June 29, 2012	$90.89	$75.73	$83.43
June 30, 2008	$27.14	$20.50	$23.92	September 28, 2012	$100.30	$82.13	$95.32
September 30, 2008	$25.67	$15.04	$16.24	December 31, 2012	$95.96	$72.71	$76.15
December 31, 2008	$16.24	$11.50	$12.19	March 28, 2013	$78.43	$60.01	$63.23
March 31, 2009	$15.70	$11.17	$15.02	June 28, 2013	$66.26	$55.79	$56.58
June 30, 2009	$20.67	$15.02	$20.35	September 30, 2013	$72.53	$56.58	$68.11
September 30, 2009	$26.59	$19.34	$26.48	December 31, 2013	$81.44	$68.11	$80.16
December 31, 2009	$30.23	$25.82	$30.12	March 31, 2014	$80.16	$71.35	$76.68
March 31, 2010	$33.69	$27.43	$33.56	June 30, 2014	$94.25	$73.99	$92.93
June 30, 2010	$39.17	$33.56	$35.93	September 30, 2014	$103.30	$92.93	$100.75
September 30, 2010	$41.78	$34.31	$40.54	December 31, 2014	$119.00	$96.26	$110.38
December 31, 2010	$46.50	$39.81	$46.08	March 31, 2015	$133.00	$105.99	$124.43
March 31, 2011	$51.88	$46.08	$49.78	June 30, 2015	$132.65	$124.25	$125.43
June 30, 2011	$50.44	$45.05	$47.95	September 30, 2015	$132.07	$103.12	$110.3
September 30, 2011	$59.06	$47.95	$54.45	December 31, 2015	$122.57	$105.26	$105.26
December 30, 2011	$60.32	$51.93	$57.86	March 4, 2016*	$105.35	$93.42	$103.01
March 30, 2012	$88.23	$57.86	$85.64

* This document includes information for the first calendar quarter of 2016 for the period from January 1, 2016 through March 4, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of AAPL’s common stock from January 1, 2008 through March 4, 2016 based on closing price information from the Bloomberg Professional® service. The market price of the Reference Stock on March 4, 2016 was $103.01. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-14

FACEBOOK, Inc. (FB)

Description of Facebook, Inc.

Facebook, Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001326801. The company’s common unit is listed on the NASDAQ Global Market under the ticker symbol “FB.”

Historical Performance of Facebook, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from May 17, 2012 through March 4, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2012	$38.37	$25.87	$31.12
September 28, 2012	$32.17	$17.73	$21.65
December 31, 2012	$28.24	$18.99	$26.63
March 28, 2013	$32.46	$25.14	$25.58
June 28, 2013	$28.97	$22.90	$24.86
September 30, 2013	$51.24	$24.37	$50.24
December 31, 2013	$57.96	$44.82	$54.66
March 31, 2014	$72.03	$53.53	$60.24
June 30, 2014	$67.60	$56.14	$67.29
September 30, 2014	$79.04	$62.76	$79.04
December 31, 2014	$81.45	$72.63	$78.02
March 31, 2015	$85.31	$74.05	$82.22
June 30, 2015	$88.86	$77.46	$85.77
September 30, 2015	$98.39	$82.09	$89.90
December 31, 2015	$109.01	$89.90	$104.66
March 4, 2016*	$115.09	$94.16	$108.39

* This document includes information for the first calendar quarter of 2016 for the period from January 1, 2016 through March4, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of FB’s common stock from May 17, 2012 through March 4, 2016 based on closing price information from the Bloomberg Professional® service. The market price of the Reference Stock on March 4, 2016 was $108.39. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-15

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.55% and referral fees of up to 0.80% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 0.80% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the relevant Reference Stock. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the relevant Reference Stock. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the issuer of the relevant Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the relevant Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the relevant Reference Stock and consult your tax advisor regarding the possible consequences to you if the issuer of the relevant Reference Stock is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

FWP-16

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to securities issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$      Buffered Accelerated Market

Participation SecuritiesTM Linked to

the Common Stock of Apple Inc.

$      Buffered Acclerated Market

Participation SecuritiesTM Linked to

the Common Stock of Facebook, Inc.

March 7, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Stocks	FWP-14
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58